Exhibit 10.14

EXECUTION COPY

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (the “Agreement”) dated March 24, 2014 by and among Armored AutoGroup Parent, Inc., a Delaware corporation (“Parent”), Armored AutoGroup Inc., a Delaware corporation (the “Company”), and David P. Lundstedt (“Executive”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement, dated November 5, 2010 (the “Employment Agreement”), pursuant to which the Executive has served as the Chief Executive Officer of the Company and Chairman of the Board.  Capitalized terms used but otherwise defined herein shall have the meaning set forth in the Employment Agreement;

WHEREAS, Parent granted Executive the right and option to purchase 5,300,000 shares of common stock, par value $0.01, of Parent pursuant to, and in accordance with the terms and conditions of, (i) the NonQualified Stock Option Award Agreement, dated as of November 5, 2010, by and between Parent and Executive (the “Award Agreement”), and (ii) the Viking Parent Inc. 2010 Equity Incentive Plan (the “Plan”);

WHEREAS, the Board has determined to change Executive’s position, title and duties to solely that of Chairman of the Board in accordance with the Employment Agreement, and accordingly, Executive’s Base Salary shall be reduced by 66% pursuant to the Employment Agreement such that the Base Salary shall equal $221,000 per annum following the date hereof, payable in equal quarterly installments in arrears (or more frequently as determined by the Company in its sole discretion);

WHEREAS, it is the intention of the parties that Executive shall make himself available to Parent, the Company and their respective affiliates for at least twenty (20) hours per week to carry out his duties as Chairman of the Board, as requested from time to time by the Board; and

WHEREAS, in recognition of the change in Executive’s position, title and duties to solely that of Chairman of the Board, the parties hereto desire to amend the Employment Agreement and the Award Agreement in the manner described below.

NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereto agree as follows:

1.                                      Amendment to Employment Agreement.  Executive acknowledges and agrees that, pursuant to the Employment Agreement, Executive is not entitled to receive the Annual Bonus in the event Executive is serving solely as the Chairman of the Board.  Without limiting the foregoing, the Company has determined to pay Executive, solely for the Company’s fiscal year ending December 31, 2014 and not for any subsequent fiscal year, a bonus (the “One-Time Bonus”) equal to $325,000, payable between March 1, 2015 and April 1, 2015, but only to the extent that Executive continues to serve as Chairman of the Board as of the date the One-Time Bonus is paid; provided, that if Executive no longer serves as Chairman of the Board as of the date the One-Time Bonus would have been paid as a result of Executive’s employment being terminated either by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason, Executive shall be entitled to receive the One-Time Bonus, payable between March 1, 2015 and April 1, 2015 (which, for the avoidance of doubt, shall be paid in lieu of the Pro-Rata Bonus, if any, that would be payable pursuant to Section 9 of the Employment Agreement and shall not otherwise constitute an Annual Bonus for purposes of calculating the Prior Year’s Bonus or the Pro-Rata Bonus).

2.                                      Amendment to Award Agreement.  Notwithstanding anything contained in the Award Agreement to the contrary, the Option granted to Executive pursuant to the Award Agreement is hereby amended such that (i) Executive shall be entitled to purchase, on the terms and conditions set forth in the Award Agreement (as amended by this Agreement), all or any part of an aggregate of 2,650,0000 Shares (as defined in the Plan), and the Option to purchase the remaining 2,650,000 Shares that had been granted to Executive under the Award Agreement shall be forfeited without any additional consideration to Executive and shall be available for Awards (as defined in the Plan) under the Plan, and (ii) all of the Shares subject to the Option shall vest based on the passage of time (and no Shares shall be subject to Performance Award) in the following manner: (x) 1,766,667 of the Shares subject to the Option shall vest in accordance with the schedule set forth in Section 3 of the Award Agreement, (y) 441,666 of the Shares subject to the Option shall vest on November 5, 2016 so long as Executive continuously remains remains in Service (as defined in the Plan) on such date and (z) 441,667 of the Shares subject to the Option shall vest on November 5, 2017 so long as Executive continuously remains remains in Service on such date; provided, that all of the Shares subject to the Option shall become fully vested upon the occurrence of a Change in Control (as defined in the Plan) so long as Executive continuously remains in Service on the applicable Change in Control Date (as defined in the Plan).  For purposes of the Award Agreement, the “Vested Portion” shall consist of the portion of the Option which has become vested pursuant to the Award Agreement (as amended by this Agreement).

3.                                      Confirmation of Employment Agreement and Award Agreement.  Except as expressly set forth in Section 1 hereof, each of Executive and the Company acknowledges and agrees that the terms, covenants and conditions set forth in the Employment Agreement are hereby ratified and confirmed and shall continue in full force and effect in accordance with the terms thereof.  Except as expressly set forth in Section 2 hereof, each of Executive and Parent acknowledges and agrees that the terms, covenants and conditions set forth in the Award Agreement are hereby ratified and confirmed and shall continue in full force and effect in accordance with the terms thereof.

4.                                      Miscellaneous.

(a)                                 Governing Law.  This Agreement shall be governed by, construed and interpreted in all respects, in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

(b)                                 Entire Agreement/Amendments.  This Agreement, together with the other agreements referenced herein or therein, contains the entire understanding of the parties with respect to the employment of Executive by the Company.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c)                                  No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)                                 Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e)                                  Assignment.  This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive.  Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement may be assigned by Parent or the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of Parent and/or the Company.  Upon such assignment, the rights and obligations of Parent and/or the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(f)                                   Dispute Resolution.  Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or Executive’s employment by the Company or any Company Affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or Executive’s employment by the Company or any Company Affiliate, or Executive’s or the Company’s performance under, or the enforcement of, this Agreement, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at Executive’s or the Company’s address as provided in Section 13(k) of the Employment Agreement, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

(g)                                  Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(h)                                 Notice.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given in accordance with Section 13(k) of the Employment Agreement.

(i)                                     Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

*                                         *                                         *                                         *                                         *

IN WITNESS WHEREOF, the parties hereto have executed this Transition Agreement as of the date first written above.

ARMORED AUTOGROUP PARENT INC.

By:	/s/ Michael Klein
	Name:	Michael Klein
	Title:	Chief Executive Officer

ARMORED AUTOGROUP INC.

By:	/s/ Michael Klein
	Name:	Michael Klein
	Title:	Chief Executive Officer

/s/ David P. Lundstedt
David P. Lundstedt